EXHIBIT 10.1
                             AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT

  This agreement ("Agreement") has been entered into effective the 13th day of March, 1995 by and between President Casinos, Inc., a Delaware corporation ("Company"), and John S. Aylsworth, an individual ("Executive").

                                   RECITALS

  The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of the Executive to the Company as a member of the Company's management and to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Board desires to provide for the continued employment of the Executive on the terms hereof, and the Executive is willing to commit himself to continue to serve the Company. Additionally, the Board believes it is imperative to diminish the inevitable distractions of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon the breach of this Agreement by the Employer or upon a termination of employment after a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

                           IT IS AGREED AS FOLLOWS:

SECTION 1.  DEFINITIONS AND CONSTRUCTION.

1.1 DEFINITIONS. For purposes of this Agreement, the following words and phrases, whether or not capitalized, shall have the meanings specified below, unless the context plainly requires a different meaning.

1.1(a) "CASH COMPENSATION" means the Executive's Annual Base Salary (as defined in Section 2.4(a)) plus the Incentive Bonus (as defined in Section 2.4(b)) anticipated to be awarded to the Executive in any given year.

1.1(b)  "BOARD" means the Board of Directors of the Company.

1.1(c) "CHANGE IN CONTROL" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Exchange Act; provided that, for purposes of this Agreement, a Change in Control shall be deemed to

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have occurred if (i) any Person (other than the Company and other than a person who is or who controls, or is controlled by or is under common control with John E. Connelly or any person who is an Exempt Person as that term is defined in the Rights Agreement of the Company dated as of November 10, 1997) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company which represent 20% or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by the Company's stockholders, of each new director is approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period, but excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; (iii) there is consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock are converted into cash, securities, or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (iv) there is consummated any consolidation or merger of the Company in which the Company is the continuing or surviving corporation in which the holders of the Company's Common Stock immediately prior to the merger do not own fifty percent (50%) or more of the stock of the surviving corporation immediately after the merger;
(v) there is consummated any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (vi) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

1.1(d)  "CHANGE IN CONTROL DATE" shall mean the date of the Change in Control.

1.1(e)  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

1.1(f)  "COMPANY" means President Casinos, Inc., A Delaware corporation.

1.1(g) "EMPLOYMENT PERIOD" means the period beginning on the Effective Date and ending at the end of the TERM of this agreement.

1.1(h) "EFFECTIVE DATE" shall mean March 13, 1995 prior to June 1, 1998 and thereafter shall mean June 1, 1998 and, if extended pursuant to 1.1(k) each and every second June 1 thereafter.

1.1(i)  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

1.1(j) "PERSON" means any "person" within the meaning of Sections 13(d) and 14(d) of the Exchange Act.


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1.1(k)  "TERM" means the period that begins on the Effective Date and ends on the earlier of: (i) the close of business five years from the Effective Date, or (ii) the Date of Termination as defined in Section 3.6 provided, however, the term of this Agreement shall, unless notice shall be given by any party to the other prior to March 1, 2003, be renewed for a new two year term commencing June 1, 2003. Its term may be extended thereafter for additional two (2) year terms unless prior to March 1 of the year in which it expires notice is given by either party that it is not to be extended.

1.2 GENDER AND NUMBER. When appropriate, pronouns in this Agreement used in the masculine gender include the feminine gender, words in the singular include the plural, and words in the plural include the singular.

1.3 HEADINGS. All headings in this Agreement are included solely for ease of reference and do not bear on the interpretation of the text. Accordingly, as used in this Agreement, the terms "Article" and "Section" mean the text that accompanies the specified Article or Section of the Agreement.

1.4 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Missouri, without reference to its conflict of law principles.

SECTION 2:  TERMS AND CONDITIONS OF EMPLOYMENT.

2.1 PERIOD OF EMPLOYMENT. Throughout the Term of this Agreement, the Executive shall remain in the employ of the Company in accordance with the terms and provisions of this Agreement.

2.2  POSITIONS AND DUTIES.

2.2(a) Throughout the Term of this Agreement, the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with those assigned to, or held and exercised by, the Executive on the Effective Date of this Agreement.

2.2(b) Throughout the Term of this Agreement (but excluding any period of vacation and sick leave to which he is entitled), the Executive shall devote his full business time, attention and best efforts to the business and affairs of the Company and shall use his reasonable best efforts to perform faithfully and efficiently such responsibilities as are assigned to him under or in accordance with this Agreement; provided that, it shall not be a violation of this paragraph for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, or (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

2.3 SITUS OF EMPLOYMENT. Throughout the Term of this Agreement, the Executive's services shall be performed at the location where the Executive

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was employed on the Effective Date, any office which is the headquarters of the Company or any new headquarters if the Board of Directors determines to relocate the headquarters.

2.4 COMPENSATION. The Executive's annual Compensation and other benefits described in this Section 2.4, shall be provided by the Company.

2.4(a) ANNUAL BASE SALARY. For the year beginning March 1, 1997, the Executive shall receive an annual base salary of four hundred thousand dollars ($400,000) which shall be paid in accordance with the regular payroll practice of the Company. During the Term of this Agreement, the annual base salary payable to the Executive shall be reviewed thereafter at least annually but need not be adjusted upward as a result of such review and shall not be reduced after any increase thereof. "Annual Base Salary" as used herein shall mean the annual base salary for a then current year.

2.4(b) INCENTIVE BONUSES. In addition to Annual Base Salary, the Executive shall be entitled to participate in any incentive bonuses ("Incentive Bonuses") provided through any incentive compensation plan, which is generally available to other peer executives of the Company. To the extent an Incentive Bonus is to be calculated for any year pursuant to Section 4.1(b), the actual Incentive Bonus paid to the Executive for the prior fiscal year shall be the bonus amount. To the extent any incentive bonus is paid in shares of restricted stock, there shall be included in an Incentive Bonus the value of such shares on their award date without any discount; provided, however, such restricted shares shall include only those awarded in lieu of compensation payable, as determined by the Compensation Committee of the Board.

2.4(c) INCENTIVE, SAVINGS AND RETIREMENT PLANS. Throughout the Term of this Agreement, the Executive shall be entitled to participate in all incentive, savings and retirement plans generally available to other peer executives of the Company.

2.4(d) WELFARE BENEFIT PLANS. Throughout the Term of this Agreement (and thereafter, subject to Section 4.1(c) hereof), the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company but limited however to medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally available to other peer executives of the Company.

2.4(e) EXPENSES. Throughout the Term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures generally applicable to other peer executives of the Company.

2.4(f) FRINGE BENEFITS. Throughout the Term of this Agreement, the Executive shall be entitled to such fringe benefits as generally are provided to other peer executives of the Company.

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2.4(g)  OFFICE AND SUPPORT STAFF.  Throughout the Term of this Agreement, the
Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to those generally provided to other peer executives of the Company.

2.4(h) VACATION. Throughout the Term of this Agreement, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices generally provided with respect to other peer executives of the Company.

SECTION 3.  TERMINATION OF EMPLOYMENT.

3.1 DEATH. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.

3.2 DISABILITY. If the Company determines that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 7.1 of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the thirty (30) days after such receipt the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean that the Executive has been unable to perform the material duties of his position for a period of one hundred eighty (180) days by reason of a physical and/or mental condition during any twelve (12) month period. "Disability" shall be deemed to exist when certified by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably). The Executive will submit to such examinations and tests as such physician deems necessary to make any such Disability determination.

3.3 TERMINATION FOR CAUSE. The Company may terminate the Executive's employment during the Employment Period for "Cause," which shall mean termination based upon: (i) any breach or failure to perform duties or follow instructions of the Board of Directors if not cured within thirty (30) days after receipt of written notice of breach of failure, (ii) the Executive's commission of fraud, misappropriation, embezzlement or other acts of dishonesty, alcoholism, drug addiction or dependency or conviction of a felony or gross misdemeanor if the Board of Directors determines such conduct is materially adverse to the Company, (iii) the Executive's material breach of any provision of this Agreement, if not cured within thirty (30) days after written notice to Executive that a breach has occurred, (iv) based upon the Executive testing positive for a controlled substance on three occasions, (v) based upon the Executive failing on three occasions to pass a blood alcohol test at the level set for being intoxicated in the State in which the test is performed or (vi) any gaming commission with jurisdiction over a facility owned, operated or managed by the Company which requires Executive's

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licensure, refuses or fails within a reasonable period of time to grant a license to Executive or suspends or revokes a license granted to Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until he receives a Notice of Termination (as defined in Section 3.5) from the Chairman of the Compensation Committee of the Board.

3.4 GOOD REASON. The Executive may terminate his employment with the Company for "Good Reason," which shall mean termination based upon:

(i) a significant and adverse change in the nature or scope of position, authority, duties or responsibility;

(ii) (a) the failure by the Company to continue in effect any material (i) benefit or compensation plan, (ii) stock ownership plan, (iii) life insurance plan, (iv) health and accident plan or (v) disability plan to which the Executive is entitled as specified in Section 2.4, (b) the taking of any action by the Company which would adversely affect the Executive's participation in, or materially reduce the Executive's benefits under, any plans described in Section 2.4, or deprive the Executive of any material fringe benefit enjoyed by the Executive as described in Section 2.4(f), or (c) the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled as described in Section 2.4(h); provided, however, if the Company discontinues one of the foregoing on a Company wide or executive level basis, such action shall not constitute Good Reason.

(iii) a material breach by the Company of any provision of this Agreement which has not been cured within thirty (30) days after receipt of written notice of such material breach;

(iv) within a period ending at the close of business on the date one (1) year after the Change in Control Date, the Executive, in his sole and absolute discretion, determines and notifies the Company in writing, that he does not wish to continue his employment with the Company.

3.5 NOTICE OF TERMINATION. Any termination by the Company for Cause or Disability, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party, given in accordance with Section 7.1 For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing

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the Executive's or the Company's rights hereunder.

3.6 DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, the Date of Termination shall be the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by him for Good Reason as provided in Section 3.4 hereof, the Date of Termination shall be the date on which the Company receives notice from the Executive of termination, (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, or (iv) if the Executive's employment is terminated by the Company other than for Cause, death, or Disability, the Date of Termination shall be the date of receipt of the Notice of Termination.

SECTION 4.  CERTAIN BENEFITS UPON TERMINATION.

4.1 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON PRIOR TO A CHANGE IN CONTROL. If, prior to a Change in Control, during the Employment Period: (i) the Company shall terminate the Executive's employment without Cause, or (ii) the Executive shall terminate employment with the Company for Good Reason, the Executive shall be entitled to the benefits provided below:

4.1(a) "Accrued Obligations": On the twentieth (20th) business day following the Date of Termination, the Company shall pay to the Executive the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not previously paid, (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), (3) any accrued vacation pay; in each case to the extent not previously paid, and in the event of a termination pursuant to Section 4.1, 4.2, 4.3 or 4.4 hereof (and excluding any termination pursuant to Section 4.5) part or all of the Incentive Bonus earned or banked for the year in which the Date of Termination.

4.1(b) "Annual Base Salary Continuation": For the remainder of the Employment Period, the Company shall pay on a monthly basis to the Executive, the Executive's then-current Annual Base Salary and an Executive Incentive Bonus over a period of twelve (12) months, each as would have been paid to the Executive had the Executive remained in the Company's employ throughout the Employment Period, provided, however, such amount shall not exceed (a) two times the Executive's Annual Base Salary plus (b) two times the Executive's Incentive Bonus calculated pursuant to Section 2.4(b) nor shall it be less than (a) one times the Executive's Annual Base Salary plus (b) one times the Executive's Incentive Bonus calculated pursuant to Section 2.4(b). The Company at any time may elect to pay the balance of such payments then remaining in a lump sum, in which case the total of such payments shall be discounted to present value as determined according to Code Section 280G(d)(4).

4.1(c) "Welfare Benefit Continuation": For twenty-four (24) months following the Date of Termination, the Company shall continue benefits to the Executive

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and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2.4(d) if the Executive's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company as those provided generally to other peer executives and their families during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive, as those provided generally at any time after the Effective Date to other peer executives of the Company and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall cease.

4.1(d) "Other Benefits": To the extent not previously paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive's family any other vested amounts or vested benefits required to be paid or provided for which the Executive and/or the Executive's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company as those provided generally to other peer executives and their families during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive, as those provided generally after the Effective Date to other peer executives of the Company and their families.

4.1(e) The provisions of Section 5 shall apply in the event of any termination pursuant to this Section 4.1.

4.1(f) Pursuant to this Section 4.1(f), the Executive shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise other than pursuant to Section 4.1(c).

4.2 BENEFITS UPON TERMINATION AFTER A CHANGE IN CONTROL. If a Change in Control occurs during the Employment Period and within two (2) years after a Change in Control: (i) the Company shall terminate the Executive's employment without Cause, or (ii) the Executive shall terminate employment with the Company for Good Reason, then the Executive shall be entitled to the benefits provided below:

4.2(a) "Accrued Obligations": On the twentieth (20th) business day following the Date of Termination, the Company shall pay to the Executive the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not previously paid, (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and (3) any accrued vacation pay; in each case to the extent not previously paid. No amount shall be paid as Annual Base Salary for any period following the Date of Termination.

4.2(b)  "Severance Amount":  On the twentieth (20th) business day following

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the Date of Termination, the Company shall pay Executive a lump sum amount, in cash, equal to 2.99 times the Executive's "base amount." For purposes of this paragraph, base amount means the annualized includible compensation for the period consisting of the most recent five taxable years ending before the date on which the Change in Control occurred (or such portion of such period during which the Executive performed personal services for the Company), as defined and interpreted for purposes of Section 280G of the Internal Revenue Code of 1986, as such section may be amended from time to time.

4.2(c) "Welfare Benefit Continuation": For two years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2.4(d) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

4.2(d) "Other Benefits": To the extent not previously paid or provided, and for a period ending on the second anniversary of the Date of Termination, the Company shall timely pay or provide to the Executive and/or the Executive's family any vested other amounts or vested benefits required to be paid or provided for which the Executive and/or the Executive's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company applicable to the Executive and for his family as well as those provided generally to other peer executives and their families during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive, as those provided generally after the Effective Date to other peer executives of the Company and their families.

4.2(e)  "Certain Additional Payments by the Company":

(i)  Anything in this Agreement to the contrary notwithstanding, in the event
(A) it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by Code Section 4999, or
(B) any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount equal to the Excise Tax imposed on the Payment and on the Gross-Up Payment as well as any additional income tax, employment tax and Excise Tax payable with respect to such additional payment (including any

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interest or penalties imposed with respect to such Excise Tax).  The Gross-Up
Payment shall not include any amount for the payment of any income or employment taxes imposed on the Payment, but shall include any income or employment taxes payable with respect to any Gross-Up Payment (and any interest and penalties imposed with respect thereto).

(ii) Subject to the provisions of Section 4.2(e)(iii), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent accountant which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the independent accountant shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4.2(e), shall be paid by the Company to the Executive within five (5) days of the receipt of the independent accountant's determination. If the independent accountant determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable Federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the independent accountant shall be binding upon the Company and the Executive.
As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the independent accountant hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.2(e)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the independent accountant shall determine the amount of the Underpayment that has occurred and any such Underpayment, as well as any interest and penalties imposed thereon, shall be promptly paid by the Company to or for the benefit of the Executive.

(iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(a) give the Company any information reasonably requested by the Company relating to such claim,


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(b)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(c) cooperate with the Company in good faith in order to effectively contest such claim, and

(d) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.2(e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4.2(e)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's compliance with the requirements of Section 4.2(e)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 4.2(e)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of

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Gross-Up Payment required to be paid.

4.2(f) The provisions of Section 5.2 shall apply in the event of any termination pursuant to this Section 4.2.

4.2(g) Pursuant to this Section 4.2(g), the Executive shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise other than pursuant to Section 4.2(c).

4.3 DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period (either prior or subsequent to a Change in Control), this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of Accrued Obligations which have vested (as defined in Section 4.1(a)) (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within twenty (20) days of the Date of Termination) and (ii) the timely payment or provision of Other Benefits which have vested (as defined in Section 4.1(d)), including death benefits pursuant to the terms of any plan, policy, or arrangement of the Company.

4.4 DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period (either prior or subsequent to a Change in Control), this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations (as defined in Section 4.1(a)) (which shall be paid to the Executive in a lump sum in cash within twenty (20) days of the Date of Termination) and (ii) the timely payment or provision of Other Benefits which have vested (as defined in Section 4.1(d)) including disability benefits pursuant to the terms of any plan, policy or arrangement of the Company. The provisions of Section 5.1 and 5.2 shall apply in the event of termination hereunder.

4.5 TERMINATION FOR CAUSE; OTHER THAN GOOD REASON. If the Executive's employment shall be terminated for Cause during the Employment Period (either prior or subsequent to a Change in Control), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Accrued Obligations (as defined in Section 4.1(a)). If the Executive terminates employment with the Company during the Employment Period, (excluding a termination for Good Reason), this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations (as defined in Section 4.1(a)). In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty
(30) days of the Date of Termination. If the Executive's employment shall terminate for the reasons stated in this Section, the provisions of Section 5 shall continue to apply.

4.6  NON-EXCLUSIVITY OF RIGHTS.  Except as provided in Sections 4.1(c) nothing

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
in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits of which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company at or subsequent to the Date of Termination, shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

4.7 FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others other than an obligation on the part of the Executive to repay money borrowed from the Company. The Company agrees to pay to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment pursuant to this Agreement) provided, however, in the event the Executive is unsuccessful in enforcing a contractual right at issue no such reimbursement shall be made and, further provided, Executive shall reimburse Company for its reasonable legal fees if any claim by the Executive is found frivolous.

4.8 OTHER TERMINATION. If the Company shall terminate Executive's employment other than for Cause, Executive's employment shall terminate but all other terms hereof including payments of Cash Compensation shall continue as provided herein. If Executive shall terminate prior to a Change in Control other than for Good Reason, Executive's employment shall terminate but the provisions of Section 5 shall continue to apply.

SECTION 5:  NON-COMPETITION WITH AND SERVICES FOR THE COMPANY.

5.1  NON-COMPETE AGREEMENT.

5.1(a) It is agreed that either: (i) during the Term of this Agreement and for a period ending one (1) year thereafter; or (ii) if the Executive's employment is terminated during the Term of this Agreement, then until the date one (1) year after the date of termination, the Executive shall not, without prior written approval of the Board, become an officer, employee, agent, partner, consultant or director of any business enterprise in substantial direct competition (as defined in Section 5.1(b)) with the Company.

5.1(b) For purposes of Section 5.1, a business enterprise with which the Executive becomes associated as an officer, employee, agent, partner, consultant or director shall be considered in substantial direct competition, if such entity competes with the Company in any business in which the Company is engaged and is within the Company's market area (as defined herein) as of the Date of Termination. The Company's market area is defined for this purpose, as the area which constitutes the St. Louis, Missouri metropolitan area the Davenport, Iowa metropolitan area and the Biloxi, Mississippi metropolitan area, and (a) if the Company becomes the successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) after the Effective Date, to all or substantially all of the business and/or assets of another business enterprise, the geographical areas in which such predecessor business enterprise conducts substantial business activity b) any other metropolitan area where the Company is conducting gaming operations under an effective gaming license and (c) any metropolitan area with respect to which the Company has expended more than five hundred thousand dollars ($500,000) in development costs. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement except that in the event that prior to a Change in Control the Company, in its reasonable and good faith judgment, believes that a violation of such provision has occurred and the Company brings a judicial proceeding to enforce such provision against the Executive in which event amounts may be deferred pending an outcome of such proceeding.

5.2 CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement except that in the event that prior to a Change in Control the Company, in its reasonable and good faith judgment, believes that a violation of such provision has occurred and the Company brings a judicial proceeding to enforce such provision against the Executive in which event amounts may be deferred pending an outcome of such proceeding. The Executive and the Company agree that neither of them shall disclose information of a derogatory nature about the other, that the Executive shall return all Company property in his possession on termination of employment, and that this Section 5.2 shall remain binding notwithstanding termination of employment for any reason. The parties agree that damages are an insufficient remedy if a party has breached the terms of this Section 5.2 and that a request for equitable relief is permitted.

5.3 SERVICES FOLLOWING A CHANGE IN CONTROL. If a Change in Control of the Company shall occur and the Executive shall receive the payment provided in section 4.2 hereof, then following the Date of Termination, and for a period of six months thereafter or as long as payments are being made hereunder, the

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
Executive shall make himself available for no additional payment other than his reasonable expenses incurred in the performance of his duties hereunder at such reasonable times and places as shall be set forth in writing by notice from the Chief Executive Officer of the Company to him to perform such reasonable services as may be requested in writing of him. No services hereunder shall be required on a "full time" basis. The Executive's services shall not be required for more than two (2) hours on any day and on not more than three (3) days per month. Any successor employer must consent to each request for services and Executive shall use his best efforts to obtain such consent.

5.4 MODIFICATION. If any court of competent jurisdiction determines that, consistent with the established precedent of the forum of jurisdiction, any restriction contained in Section 5.1 of this Agreement is unenforceable or unreasonable, a lesser restriction shall be enforced in its place to the maximum extent deemed enforceable or reasonable, and the remaining covenants and restrictions shall be enforceable independently of each other.

SECTION 6:  SUCCESSORS.

6.1 SUCCESSORS OF EXECUTIVE. This Agreement is personal to the Executive, and without the prior written consent of the Company, amounts receivable hereunder shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

6.2 SUCCESSORS OF COMPANY. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

SECTION 7:  MISCELLANEOUS.

7.1 NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below; provided that all notices to the Company shall be directed to the attention of the President of the Company with a copy to the Secretary of the Company, or to such other address as one party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                 Notice to Executive:

                 John S. Aylsworth

                 232 N. Kingshighway
                 Park Plaza, Apartment 618
                 St. Louis, Missouri 63108

                 Notice to Company:

                 President Casinos, Inc.
                 802 North First Street
                 St. Louis, Missouri 63102
                 Attn:  Chairman of the Board

7.2 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7.3 WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.4 WAIVER. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3.4 shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

7.5 REPLACEMENT OF PRIOR AGREEMENT. This Agreement supersedes and replaces the Agreement between the undersigned dated March 13, 1995.

  IN WITNESS WHEREOF, the Executive and, the Company, pursuant to the authorization from its Board, have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written on June 26, 1998.

                                            /s/ John S. Aylsworth
                                            ----------------------------------
                                            JOHN S. AYLSWORTH


                                            PRESIDENT CASINOS, INC.

                                            By /s/ John E. Connelly
                                              --------------------------------
                                              Name:  JOHN E. CONNELLY
                                              Title: Chairman of the Board